Exhibit 10.1

SHIFT TECHNOLOGIES, INC.

AMENDED AND RESTATED RETENTION BONUS AGREEMENT

THIS AMENDED AND RESTATED RETENTION BONUS AGREEMENT (this “Agreement”), dated June 22, 2022 (the “Restatement Date”), between Shift Technologies, Inc. (the “Company”) and Sean Foy (the “Employee”), is made to retain the Employee in recognition of his value to the Company in meeting its financial and strategic business objectives by providing the Employee with the opportunity to earn a retention bonus. This Agreement is an amendment and restatement of that certain retention bonus agreement dated January 7, 2022 between the Company and the Employee (the “Original Agreement”), and replaces and supersedes the Original Agreement in its entirety. For the avoidance of doubt, the term “Company” herein shall include any successor entity thereto or any affiliate thereof. In consideration of the mutual promises made herein, and the Employee’s continued employment by the Company in accordance with the terms below, the Employee and the Company agree as follows:

1. Retention Bonus. Subject to the terms and provisions below, the Company shall pay to the Employee a total amount of $2,000,000 in two installments, with (i) the first installment of $400,000 subject to continued employment with the Company as a full-time employee in good standing from January 7, 2022 (the “Effective Date”) through November 15, 2022 (the “First Retention Bonus”), and (ii) the second installment of $1,600,000 subject to the Employee’s continued employment with the Company as a full-time employee in good standing from the Effective Date through November 19, 2023 (the “Second Retention Bonus”). Each installment payment amount payable to the Employee in accordance with the preceding sentence is referred to herein as a “Retention Bonus,” and the period from the Effective Date through November 19, 2023 is referred to herein as the “Retention Period.”

2. Additional Conditions to Receipt. In addition to remaining actively employed by the Company as provided above (or as otherwise provided under Section 4), the Employee must also comply with the following conditions to receive any Retention Bonuses:

a. Release. Each Retention Bonus payable under this Agreement shall be subject to the Employee (or if applicable, the Employee’s estate) executing, delivering and not revoking a general release of claims against the Company (and its agents, parents, subsidiaries, successors and assigns) substantially in the form prescribed by the Company (a “Release”). With respect to the First Retention Bonus, the Employee agrees to execute a Release as soon as practicable on or after November 15, 2022 (or the Employee’s termination date if the Employee’s employment is terminated as provided under the first sentence of Section 4), but no later than 30 days following such date. With respect to the Second Retention Bonus, the Employee agrees to execute a Release as soon as practicable on or after November 19, 2023 (or the Employee’s termination date if the Employee’s employment is terminated as provided under Section 4), but no later than 30 days following such date. Each applicable Release will become effective on the eighth (8th) calendar day after the Employee signs and delivers it, provided the Employee does not timely revoke such Release (the “Release Effective Date”).

b. Performance of Duties. The Employee agrees to perform the Employee’s regular duties and/or such other responsibilities as may be required by the Company in good faith. The Employee must perform the Employee’s duties at a satisfactory level (such performance to be determined in the discretion of the Board of Directors of the Company and the Chief Executive Officer of the Company) and continue to comply with all of the Company’s policies, codes of conduct and directives (as may be modified or implemented from time to time).

c. Certain Terminations of Employment. If: (i) the Employee resigns from his position of employment with the Company for any reason (or provides notice to the Company of his intent to resign from his position of employment with the Company for any reason), (ii) the Employee’s employment with the Company is terminated due to death or disability (as defined under the Company’s long-term disability plan and/or policy applicable to the Employee, as may be modified or implemented from time to time), or (iii) the Company terminates the Employee’s employment for Cause (as defined below) (or provides notice to the Employee of its intent to terminate his employment with the Company for Cause), in each case, at any time prior to the end of the Retention Period, the Employee’s opportunity to receive any unpaid Retention Bonus(es) hereunder shall automatically terminate and be forfeited.

d. Compliance with Applicable Laws. The Employee shall at all times comply with laws and regulations applicable to the Employee’s actions on behalf of the Company.

e. Confidentiality of Company Information. The Employee shall not, at any time during or after employment with the Company, make any unauthorized disclosure of any confidential business or proprietary information or trade secrets of the Company, or make any use thereof, except as required for the Employee to carry out the Employee’s job responsibilities with the Company.

f. Confidentiality of Agreement. The Employee hereby agrees that the Employee will keep the terms of this Agreement confidential, and will not, except as required by law, disclose such terms to any person other than the Employee’s immediate family or legal, tax or financial advisors (who must also keep the terms of this Agreement confidential). Notwithstanding the foregoing, the Company will not discharge or in any manner discriminate against employees who inquire about, discuss, or disclose their own pay or compensation with another Company employee or applicant.

3. Payment of Retention Bonus. Subject to the requirements of Section 2 above, each Retention Bonus (if any) shall be payable as soon as administratively practicable after the Release Effective Date applicable to such Retention Bonus, but no later than the first regularly scheduled payroll date following such date; provided, however, that to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended, and the corresponding regulations and guidance promulgated thereunder (the “Code”), if the period between the date of the applicable payment triggering event and the deadline for execution of the Release set forth in Section 2 spans two calendar years, such Retention Bonus shall not be paid until the second calendar year. The Employee agrees that the Company may withhold from each Retention Bonus payable hereunder, to the extent permitted by law, any amounts that the Employee owes the Company at the time of payment of such Retention Bonus.

4. Consequences of a Termination of Employment Without Cause. Notwithstanding the continued employment requirement of Section 2 above and subject to Section 2, in the event that the Employee’s employment with the Company is terminated by the Company without Cause after July 19, 2023 and prior to November 19, 2023, then the Employee will be paid a prorated portion of any unpaid Second Retention Bonus (with such proration based on whole months worked versus the whole months in the entire Retention Period) in accordance with Sections 2 and 3 above; provided that the Employee had not failed to satisfy any of the conditions set forth in Section 2 immediately prior to such termination. For the avoidance of doubt, if the Employee’s employment with the Company is terminated by the Company without Cause on or prior to July 19, 2023, the Employee’s opportunity to receive any unpaid Retention Bonus(es) hereunder shall automatically terminate and be forfeited. For purposes of this Agreement:

a.	“Cause” shall mean the Employee’s action, or failure to act, during the Employee’s employment with the Company that is determined to constitute any of the following: (i) performance of any act or failure to perform any act in bad faith and to the detriment of any Company Entities; (ii) dishonesty, intentional misconduct or material breach of any agreement with any Company Entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person. Prior to any termination for Cause pursuant to each such event listed in (i) or (ii) above, to the extent such event(s) is capable of being cured by the Employee, the Company shall give the Employee written notice thereof describing in reasonable detail the circumstances constituting Cause and the Employee shall have the opportunity to remedy the same within thirty (30) days after receiving written notice.

b.	“Company Entity” shall mean any parent, subsidiary or affiliate of the Company.

5. Termination of Agreement. Upon the Employee’s failure to satisfy any of the payment conditions set forth in this Agreement, this Agreement and the opportunity to receive any payment due to the Employee hereunder shall automatically terminate and be forfeited, void and of no further force and effect, in all cases, without any action from the parties hereto.

6. No Right to Continued Employment. This Agreement shall not be regarded as a contract of employment for a set period of time and does not confer upon the Employee any right with respect to the continuance of employment or other service with the Company or any subsidiary. Further, this Agreement shall not interfere in any way with any right that the Company or any subsidiary would otherwise have to terminate the Employee’s employment or other service at any time. The Employee remains an at-will employee for the duration of the Employee’s employment with the Company, including during the Retention Period, which means that the Company or the Employee may terminate the Employee’s employment at any time with or without cause and without advance notice. Any economic or other benefit to the Employee under this Agreement shall not be taken into account in determining any benefits to which the Employee may be entitled under any severance, retirement or other benefit or compensation plan or policy maintained by the Company unless expressly provided for under such plan or policy.

7. Section 409A of the Internal Revenue Code. Although the Company does not guarantee the tax treatment of any payment under this Agreement, this Agreement and any payments made hereunder are intended to comply with or be exempt from Section 409A of the Code, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner consistent therewith. Any payment under this Agreement may only be made upon an event and in a manner permitted by Section 409A of the Code, and such payments are intended to be exempt from Section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable. For purposes of Section 409A of the Code, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Prior to November 19, 2023, the Company reserves the right to amend the provisions of this Agreement at any time and in any manner without the Employee’s consent but with notice to the Employee solely to comply with the requirements of Section 409A of the Code and to avoid the imposition of additional tax, interest or income inclusion under Section 409A of the Code on any payment to be made hereunder. Notwithstanding the foregoing, in no event shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on the Employee by Section 409A of the Code or for damages for failing to comply with Section 409A of the Code.

8. Withholding. The Company may deduct and withhold from any amount payable under this Agreement such federal, state, local, foreign, or other taxes as are required to be withheld pursuant to any applicable tax law or regulation. The Employee hereby acknowledges that the Company has advised the Employee to consult with the Employee’s legal, tax or financial advisors with respect to any tax or other financial consequences of any amounts paid to the Employee under this Agreement.

9. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter contained herein and supersedes all prior agreements (including, for the avoidance of doubt, the Original Agreement), promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; provided, that the restrictive covenants contained in this Agreement are in addition to, and not in lieu of, any existing or future restrictive covenant agreement or similar obligations contained in any other agreements between the Employee and the Company. None of the parties hereto will be liable to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth in this Agreement. Except as provided in Section 7, any modification of this Agreement will be effective only if it is in writing and signed by both parties.

10. Assignment. Without the prior written consent of the Company, this Agreement is not assignable by the Employee other than by will or the laws of descent and distribution, and any assignment in violation of this Agreement will be void. Notwithstanding the foregoing, this Agreement and the rights hereunder will inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. The Company may assign or delegate this Agreement or any of its rights or obligations hereunder to a person or entity that is an affiliate of or successor to the Company.

11. Governing Law. This Agreement shall be governed in all respects by the laws of the State of California without regard to its conflict of laws rules or principles that might refer to the laws of another jurisdiction.

12. Counterparts. This Agreement may be executed in counterparts, which shall be deemed originals with the same effect as if both parties had signed the same document. Any counterpart shall be construed together with any other counterpart and both shall constitute one Agreement. For the purposes of this Agreement, a facsimile or PDF copy of a signature shall be construed to be an original.

[Signature Page Follows]

AGREED AND ACCEPTED AS OF THE RESTATEMENT DATE:

SEAN FOY		SHIFT TECHNOLOGIES, INC.

Signature:		Signature:

Date:	/s/ Sean Foy	Name:	/s/ Tracy Notte
		Title:	Chief People Officer

		Date:	06/22/2022

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